As filed with the Securities and Exchange Commission on October 11, 2022.

Registration No. 333-256215

Registration No. 333-235480

Registration No. 333-231924

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-256215

FORM S-8 REGISTRATION STATEMENT NO. 333-235480

FORM S-8 REGISTRATION STATEMENT NO. 333-231924

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4787177
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6325 Digital Way, Suite 460	46278
Indianapolis, Indiana	(Zip Code)
(Address of principal executive offices)

Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan

Infrastructure and Energy Alternatives, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plans)

Erin J. Roth

Executive Vice President, General Counsel and Corporate Secretary

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

(765) 828-2580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William I. Intner

J. Nicholas Hoover

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) are being filed to deregister all shares of common stock that remain registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Infrastructure & Energy Alternatives, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-256215, filed with the Commission on May 17, 2021, registering 2,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) under the Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and 700,000 shares of Common Stock under the Infrastructure and Energy Alternatives, Inc. 2021 Employee Stock Purchase Plan.
•	Registration Statement No. 333-231924, filed with the Commission on June 3, 2019, registering 2,000,000 shares of Common Stock under the 2018 Plan.
•	Registration Statement No. 333-235480, filed with the Commission on June 7, 2018, registering 2,157,765 shares of Common Stock under the 2018 Plan.

On October 7, 2022, the Company and MasTec, Inc., a Florida corporation (“Parent”) completed the merger contemplated by the Agreement and Plan of Merger, dated as of July 24, 2022, as amended (the “Merger Agreement”), by and among the Company, Parent, and Indigo Acquisition I Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent.

In connection with the consummation of the Merger, the Company has terminated all offerings and sales pursuant the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for sale and issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and the Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 11, 2022.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ Erin J. Roth
Erin J. Roth
Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933, as amended.